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                                                                      Exhibit 21




                          List of Subsidiaries



       Name                                    State of Incorporation

KSL Landmark Corporation                              Delaware
KSL Desert Resorts, Inc.                              Delaware
KSL Florida Holdings, Inc.                            Delaware
KSL Hotel Corp.                                       Delaware
KSL Golf Holdings, Inc.                               Delaware
KSL Fairways Golf Corporation                         Delaware
The Fairways Group L.P.                               Delaware
KSL Georgia Holdings, Inc.                            Delaware
KSL Lake Lanier, Inc.                                 Delaware
Mequon Country Club, Inc.                             Wisconsin
Monroe Associates, L.P                                Pennsylvania
Liberty Golf Park, Inc.                               Pennsylvania